                             GLOBE HOLDINGS, INC.
                         Consolidated Balance Sheets

                                                           Unaudited       Unaudited
                                                           12/31/98        12/31/97
                                                         ------------    ------------
Assets
Current assets:                                          $  1,438,477    $  1,946,820
  Cash and cash equivalents
  Accounts receivable, net of allowance for
    doubtful accounts of $2,735,693 and $1,870,000
    at Dec. 31, 1998 and Dec. 31, 1997, respectively       21,986,274      23,952,336
  Receivable from joint venture                               323,118         213,014
  Taxes receivable                                          2,947,045           -
  Inventories                                              18,380,852      13,764,168
  Prepaid expenses and other assets                           456,087         484,244
  Deferred income taxes                                     2,848,000       2,449,000
                                                         ------------    ------------
Total current assets                                       48,379,853      42,809,582

Property, plant and equipment:
  Land and land improvements                                  942,243         942,243
  Building and building improvements                       43,239,660      33,122,541
  Manufacturing equipment                                 102,930,402      79,201,565
  Furniture and equipment                                   2,166,482       2,086,814
  Autos and trucks                                            318,562         318,562
  Construction in progress                                  6,048,771       5,959,351
                                                         ------------    ------------
                                                          155,646,120     121,631,076
  Less accumulated depreciation                           (74,104,820)    (63,681,071)
                                                         ------------    ------------
Net property, plant and equipment                          81,541,300      57,950,005

Deferred income taxes                                       2,961,000       2,822,000
Cash surrender value of life insurance, net of loans
  of $72,648 at Dec. 31, 1997                               1,069,134         927,362
Notes receivable from officers                                 -              278,181
Deferred financing costs                                   11,152,830         346,328
                                                         ------------    ------------
Total assets                                             $145,104,117    $105,133,458
                                                         ============    ============

                               GLOBE HOLDINGS, INC.
                            Consolidated Balance Sheets

                                                       Unaudited       Unaudited
                                                       12/31/98        12/31/97
                                                     -------------    ------------
Liabilities and stockholders' equity
Current liabilities:
  Accounts payable                                   $   6,012,045    $  7,440,456
  Accrued expenses                                      12,610,361       4,826,581
  Dividend payable                                          -               50,000
  Note payable                                          11,300,000       2,475,000
  Taxes payable                                             -            1,027,915
  Long-term lease obligations due within one year           34,153          36,659
  Long-term debt obligations due within one year            -            7,500,000
                                                     -------------    ------------
Total current liabilities                               29,956,559      23,356,611

Long-term debt                                         115,000,000      46,875,000
Senior subordinated notes                              150,000,000          -
Senior discount notes                                   25,854,585          -
Long-term lease obligation                                  43,509          30,436
Other long-term liability                                4,090,280       3,762,284

Stockholders' equity
  Preferred stock                                              291          -
  Common stock, Class A                                     -                1,990
  Common stock, Class B                                     -               16,147
  Common stock, Class C                                     21,792          -
  Paid in capital                                       43,679,623      10,784,973
  Retained earnings                                   (223,542,522)     56,468,495
                                                     -------------    ------------
                                                      (179,840,816)     67,271,605

Less treasury stock, at cost:
  Common, Class A                                           -           (4,187,403)
  Common, Class B                                           -          (28,656,575)
                                                     -------------    ------------
                                                            -          (32,843,978)
Unearned compensation                                       -           (3,318,500)
                                                     -------------    ------------
Total stockholders' equity                            (179,840,816)     31,109,127
                                                     -------------    ------------
Total liabilities & stockholders' equity             $ 145,104,117    $105,133,458
                                                     =============    ============

                             GLOBE HOLDINGS, INC.
                       Consolidated Statements of Income
                                  (Unaudited)

                                                           Three Months Ended               Twelve Months Ended
                                                       ---------------------------     -----------------------------
                                                         12/31/98       12/31/97         12/31/98        12/31/97
Net Sales                                              $37,571,818     $43,633,836     $170,892,710     $170,940,527
Cost of sales                                           26,553,504      28,911,878      111,235,478      115,098,707
                                                       -----------     -----------     ------------     ------------
Gross Margin                                            11,018,314      14,721,958       59,657,232       55,841,820

Selling, general & administrative expenses               4,629,544       8,572,980       23,894,804       24,380,755
Research & development expenses                          1,118,891         680,063        4,263,187        2,632,843
                                                       -----------     -----------     ------------     ------------
Operating income                                         5,269,879       5,468,915       31,499,241       28,828,222

Other income (expense):

  Interest, net                                         (7,415,613)       (891,540)     (14,154,322)      (3,967,417)
  Transaction compensation expense                               0               -       (5,778,000)               -
  Miscellaneous                                            101,833         139,147          749,222          371,673
                                                       -----------     -----------     ------------     ------------
  Income before income taxes                            (2,043,901)      4,716,522       12,316,141       25,232,478

Provision for income taxes                                (820,603)        668,315        4,572,531        8,383,324
                                                       -----------     -----------     ------------     ------------
Income before extraordinary item                        (1,223,298)      4,048,207        7,743,610       16,849,154

Extraordinary item:
  Loss from write-off of deferred financing cost,
  net of tax benefit of $112,000 and $176,700
  at Dec. 31, 1998 and Dec. 31, 1997, respectively               0               -          186,630          300,894
                                                       -----------     -----------     ------------     ------------
Net income                                             $(1,223,298)    $ 4,048,207     $  7,556,980     $ 16,548,260
                                                       ===========     ===========     ============     ============


                             GLOBE HOLDINGS, INC.
                     Consolidated Statements of Cash Flows

                                                                          Twelve Months Ended
                                                                          -------------------
                                                                    Unaudited            Audited
                                                                     12/31/98            12/31/97
                                                                    ---------            --------
Operating Activities
Net Income                                                          $7,556,980         $16,548,257
Adjustments to reconcile net income to net
  cash provided by operating activities:
    Depreciation and amortization                                   11,109,622           9,416,793
    Amortization of unearned compensation                            3,318,500           2,790,750
    Accretion on discounted note                                     1,472,655              -
    Extraordinary charge - write-off of deferred finance cost          298,630             477,594
    Provision for losses on accounts receivable                      1,392,931             691,030
    Deferred income tax provision (benefit)                           (538,000)         (2,455,000)
    Other post-retirement benefits charge                              327,996             241,018
    Increase (decrease) in cash from changes in
      assets and liabilities:
        Accounts receivable                                            573,131          (4,126,873)
        Inventories                                                 (4,616,684)         (1,951,948)
        Prepaid expenses and other assets                               28,192             (38,815)
        Accounts payable                                            (1,428,411)            263,574
        Accrued expenses                                             7,783,777            (356,912)
        Taxes Payable                                               (3,974,960)         (1,177,799)
                                                                 --------------      --------------
Net cash provided by operating activities                           23,304,359          20,321,669

Investing Activities
Operational capital expenditures                                    (9,922,660)         (5,069,256)
Plant expansion capital expenditures:
  Thirty-two cell expansion                                            (97,994)         (8,621,607)
  Fifty-six cell expansion                                         (23,931,326)         (3,410,341)
Note receivable collected from stockholders                            278,181             (14,432)
Investment                                                              -                   -
Receivable from joint venture                                         (110,104)         (1,694,108)
                                                                 --------------      --------------
Net cash used in investing activities                               (33,783,903)        (18,809,944)

Financing Activities
Net change in note payable                                           8,825,000            (275,000)
Borrowing on long-term debt                                        119,400,000          15,000,000
Principal payments on long-term debt                               (58,775,000)         (8,375,000)
Principal payments on capital lease obligation                         (52,497)            (96,597)
Redemption of preferred stock                                           -               (8,000,000)
Deferred financing costs                                           (11,791,005)           (402,983)
Issuance of senior subordinate notes                               150,000,000              -
Issuance of senior discount notes                                   25,000,000              -
Issuance of preferred stock                                         21,530,182              -
Issuance of common stock                                            14,353,454              -
Distribution to Company stockholders for recapitalization         (258,327,161)             -
Cash surrender value of life insurance, net                           (141,772)            595,629
Payment of dividends                                                   (50,000)         (1,112,222)
                                                                 --------------      --------------
Net cash provided by (used in) financing activities                  9,971,201          (2,666,173)

Net increase/(decrease) in cash and cash equivalents                  (508,343)         (1,154,448)

Cash and cash equivalents at beginning of year                       1,946,820           3,101,268
                                                                 --------------      --------------
Cash and cash equivalents at end of period                          $1,438,477          $1,946,820
                                                                 ==============      ==============


                              Globe Holdings Inc.
                                    EBITDA
                     For Period Ending: December 31, 1998

-------------------------------------------------------------------------------

                                                               1998                    1998
                                                               ACTUAL                 BUDGET

Net Income                                                   $7,556,980              $7,843,031

Add:
     Income Taxes                                            $4,572,531              $4,830,786
     Interest, net                                          $14,154,322             $13,551,711
     Depreciation                                           $10,423,750             $10,278,227
     Amortization of pre-operating expenses                          $0                      $0
     Amortization of deferred finance charges                   $47,698                 $47,698
     Write-off of deferred finance charge                      $186,630                $186,630
     Transaction compensation expenses                       $5,778,000              $5,778,000
     Non-recurring legal expenses                               $67,000                      $0
     Bad debt                                                  $130,000                      $0
     Transaction costs                                         $146,963                      $0
     FAS 106                                                   $260,996                $602,773
                                                            -----------------------------------
     TOTAL EBITDA                                           $43,324,870             $43,118,856
                                                            ===================================

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis of the Company's financial condition and results of operations is qualified in its entirety by, and should be read in conjunction with, the consolidated financial statements of the Company and related notes thereto included elsewhere in this Prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors including, but not limited to, those discussed in "Risk Factors," "Business" and elsewhere in this Prospectus. The Company disclaims any obligation to update information contained in any forward-looking statement. See "Risk Factors-Risks Regarding Forward-Looking Statements."

Results of Operations

     The following table sets forth for the periods indicated information derived from the consolidated financial statements of income expressed as a percentage of net sales. There can be no assurance that the trends in sales growth or operating results will continue in the future.



                                                     Year Ended December 31
                                                     ----------------------
                                                   1996       1997       1998
                                                   ----       ----       ----
Net Sales                                         100.0%     100.0%     100.0%
Cost of sales                                      72.5%      67.3%      65.1%
Gross margin                                       27.5%      32.7%      34.9%
Selling, general & administrative expenses         14.2%      14.3%      14.0%
Research and development expenses                   1.7%       1.5%       2.5%
Operating income                                   11.6%      16.9%      18.4%

Year Ended December 31, 1998 Compared to Year Ended December 31, 1997

     Net sales of the Company for 1998 were $170.9 million, remaining consistent with 1997. An 8.5% increase in fine denier spandex sales were offset by a 20.6% decrease in latex fiber sales. Heavy denier spandex sales remained consistent with 1997. The current economic crisis in Asia which has resulted in an influx of fiber, fabric and apparel into Europe from Asia, resulting in a negative impact on prices and the Company's sales in Europe. In addition, economic difficulties in Russia have resulted in reduced demand for the Company's products. Continued economic difficulties may precipitate further downturns in spandex fiber consumption in all of Globe's export markets.

     Gross margin of the Company for 1998 increased $3.9 million, or 3.4%, to $59.7 million from $55.8 million for the corresponding period in 1997. The Company's gross margin as a percentage of net sales increased to 34.9% from 1998 from 32.7% in 1997. The increase in gross margin was primarily due to a favorable shift in product mix toward higher margin fine denier spandex fiber products. Fine denier spandex fiber sales represented 53.6% of total net sales in

1998 compared to 49.4% in 1997.

     Selling, general and administrative expenses for the Company in 1998 increased $0.3 million, or 1.4%, to $23.9 million from $23.6 million in 1997. As a percentage of net sales, selling, general and administrative expenses decreased to 14.0% in 1998 from 14.3% in 1997.

     Research and development expenses for the Company in 1998 increased $1.7 million, or 61.9%, to $4.3 million from $2.6 million in 1997. Research and development expenses for the Company as a percentage of net sales increased to 2.5% in 1998 from 1.55% in 1997. The increase is primarily attributed to the development of a new heavy denier spandex fiber.

     Net interest expense for the Company in 1998 increased $10.2 million to $14.2 million from $4.0 million in 1997. The increase in interest expenses was directly attributable to the recapitalization of the Company.

Year Ended December 31, 1997 compared to Year Ended December 31, 1996

     Net sales of the Company for 1997 increased $18.3 million, or 12.0%, to $170.9 million from $152.6 million in 1996. The increase in sales was primarily due to a 5.3% increase in the Company's average fine denier spandex fiber prices and a 17.7% increase in fine denier spandex fiber volume. The increase in average spandex fiber prices was primarily due to strong market demand, improved acceptance of the Company's products in higher-priced markets, and cost reductions related in improved efficiencies.

     Gross margin of the company for 1997 increased $13.8 million, or 32.9%, to $55.8 million from $42.0 million in 1996. The Company's gross margin as a percentage of net sales increased to 32.7% in 1997 from 27.5% in 1996. The increase in gross margin reflects a reduction in fine denier spandex fiber unit costs attributable to economies of scale created by an increase in fine denier spandex fiber capacity at the Company's Tuscaloosa, Alabama facility, gains in efficiencies achieved through improved production processes and a decline in latex raw material costs. The increase in gross margin also reflects a favorable shift in product mix toward higher margin fine denier spandex fiber products. Fine denier spandex fiber sales represented 49.4% of total net sales in 1997 compared to 44.2% in 1996.

     Selling, general and administrative expenses for the Company in 1997 increased $2.7 million, or 12.4%, to $24.4 million from $21.7 million in 1996. The increase in selling, general and administrative expenses was primarily attributable to the higher level of net sales achieved in 1997. As a percentage of net sales, selling, general and administrative expenses increased to 14.3% in 1997 from 14.2% in 1996.

     Research and development expenses for the Company in 1997 increased $0.1 million, or 4.0%, to $2.6 million from $2.5 million in 1996. Research and development expenses for the Company as a percentage of net sales decreased to 1.5% in 1997 from 1.7% in 1996. The decrease was primarily due to the higher level of net sales attained in 1997.

     Net interest expense for the Company in 1997 decreased $1.3 million, or 24.5%, to $4.0 million from $5.3 million in 1996. The decrease in interest expense was primarily due to a decline in interest rates and the capitalization of $0.5 million of interest expense in 1997 in connection with a capital expansion project.

Liquidity and Capital Resources

     Cash provided by operating activities was $21.9 million in 1996, $20.3 million in 1997 and $23.3 million in 1998. The reduction in cash provided by operating activities in 1997 was due to increases in accounts receivable, inventory balances and deferred tax assets, and a reduction in taxes payable, partially offset by an increase in amortization of unearned compensation. The increase in cash provided by operating activities for 1998 was primarily due to increases in accrued expenses, depreciation and amortization, amortization of unearned compensation, accretion on discounted notes, and decreases in accounts receivable and prepaid expenses, partially offset by decreases in accounts payable, taxes payable, and an increase in inventory. The average days sales outstanding for accounts receivable was approximately 54, 56 and 57 days for the years ended 1996, 1997 and 1998, respectively. The increase in average days sales outstanding was primarily attributable to an increase in foreign sales, which have a longer payment cycle than domestic sales as a result of longer shipping times and extended credit terms required by foreign competition. Foreign sales represented 27.5% and 31.8% of sales for the year ended December 31, 1997 and 1998, respectively. Management does not expect that the increasing days sales outstanding will have a material impact on future results of operations and liquidity.

     The Company's inventory increased from $11.8 million at December 31, 1996 to $13.8 million at December 31, 1997. This increase was primarily due to higher fine denier production capacity and anticipated higher heavy denier sales levels. The Company's inventories increased from $13.8 million at December 31, 1997 to $18.4 million at December 31, 1998. This increase was primarily due to higher fine denier production capacity which outpaced the increase in demand.

     The Company's accounts payable increased from $7.2 million at December 31, 1996 to $7.4 million at December 31, 1997. The increase in accounts payable was attributable to capital expenditures incurred to increase fine denier spandex fiber capacity. The Company's accounts payable decreased from $7.4 million at December 31, 1997 to $6.0 million at December 31, 1998. The decrease was primarily due to the completion of the expansion projects.

     The Company has historically financed its operations and acquisitions through a combination of internally generated funds and borrowings under its existing credit agreement. The Company financed the construction of the Tuscaloosa plant, as well as the subsequent expansions of the facility, under its existing credit facilities.

     Capital expenditures were $5.8 million in 1996, $17.1 million in 1997 and $34.0 million in 1998. Capital expenditures incurred during 1996 consisted primarily of general maintenance and process improvement expenditures, and the capital expenditures incurred during 1997 and 1998 consisted primarily of expenditures for the expansion of the Tuscaloosa facility and general maintenance and process improvement expenditures.

     In connection with the Transactions, Globe Manufacturing entered into the Senior Credit Facility enabling Globe Manufacturing to borrow up to $165.0 million, subject to certain borrowing conditions. The Senior Credit Facility is fully secured and consists of a $115.0 million term loan facility, which was fully drawn upon the consummation of the Transactions, and a $50.0 million revolving loan facility, $11.3 million of which was outstanding at December 31, 1998. The revolving loan facility is available for general corporate and working capital purposes. The obligations of Globe Manufacturing under the Senior Credit Facility and fully and unconditionally guaranteed by the Company. In connection with the Transactions, Globe Manufacturing also issued $150.0 million in aggregate principal amount of the Old Senior Subordinated Notes.

     After consummation of the Initial Offering and the other Transactions, the Company's total consolidated debt significantly increased. Interest payments on the Senior Subordinated Notes and under the Senior Credit Facility represent significant liquidity requirements for the Company. The Senior Subordinated Notes require semi-annual interest payments and interest on the loans under the Senior Credit Facility is due at least quarterly. The Company is a holding company with no operations of its own and its only material asset is the capital stock of Globe Manufacturing (all of which is pledged to secure obligations under the Senior Credit Facility). The Senior Credit Facility and the Senior Subordinated Note Indenture impose, and agreements entered into in the future may impose, significant restrictions on distributions and the making of loans by Globe Manufacturing to the Company. Accordingly, repayments of the Notes may depend upon the ability of the Company to effect an equity offering or to refinance the Notes.

     Although there can be no assurance, the Company anticipates that its consolidated cash flow generated from operations and borrowings under the Senior Credit Facility will be sufficient to fund the Company's working capital needs, planned capital expenditures, scheduled interest payments (including interest payments on the Senior Subordinated Notes and amounts outstanding under the Senior Credit Facility) and other cash needs for the next twelve months. However, the Company may require additional funds if it enters into strategic alliances, acquires significant assets or businesses or makes significant investments in furtherance of its growth strategy. The ability of the Company to satisfy its capital requirements will be dependent upon the future financial performance of the Company, which in turn will be subject to general economic conditions and to financial, business, and other factors, including factors beyond the Company's control.

     Instruments governing the Company's indebtedness, including the Indenture, the Senior Credit Facility and the Senior Subordinated Note Indenture, contain financial and other covenants that restrict, among other things, the Company's ability to incur additional indebtedness, incur liens, pay dividends and make certain other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of substantially all of the assets of the Company. Such limitations, together with the highly leveraged nature of the Company, could limit corporate and operating activities, including the Company's ability to respond to market conditions, to provide for unanticipated capital investments or to take advantage of business opportunities.

     As of January 28, 1999, in response to lower than expected earnings, the Senior Credit Facility was amended such that (i) certain leverage ratio tests were waived and certain covenants were amended, (ii) the interest rates on both the term loans and revolving loans were increased and (iii) the management fee due to an affiliate of Code Hennessy & Simmons LLC may only be paid if certain leverage tests are met.

Impact of Year 2000 Issue

     The year 2000 issue is the result of computer programs written using two digits rather than four to define the applicable year. Any of the Company's computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000.

     If the Company, its significant customers or suppliers fail to make necessary modifications and conversions on a timely basis, the year 2000 issue could have a material adverse effect on Company operations. However, the impact cannot be quantified at this time. The Company believes that its competitors face similar risks.

     The Company has established a corporate-wide project team to identify non-compliant software and complete the corrections required for the year 2000 issue. The Company has completed its repairs for major manufacturing systems in all locations. The Company also completed its repair of its major financial systems. The Company's current target is to resolve compliance issues in its distribution systems and other ancillary systems by March 31, 1999. The Company also has made inquiry of its major customers and suppliers to assess their compliance. Nevertheless, there can be no absolute assurance that there will not be a material adverse effect on the Company if third party governmental or business entities do not convert or replace their systems in a timely manner and in a way that is compatible with the Company's systems.

     Costs related to the year 2000 issue are funded through operating cash flows. Through December 31, 1998, the Company expended approximately $157,000 in systems development and remediation efforts, including the cost of new software and modifying the applicable code of existing software. The Company estimates remaining costs to be between $25,000 and $75,000. The Company presently believes that the total cost of achieving year 2000 compliant systems is not expected to be material to the Company's financial condition, liquidity or results of operations.

     Time and cost estimates are based on currently available information. Developments that could affect estimates include, but are not limited to, the availability and cost of trained personnel, the ability to locate and correct all relevant computer code and systems and remediation success of the Company's customers and suppliers.

Inflation

     The Company does not believe that inflation has had any material effect on the Company's business over the past three years.

Impact of New Accounting Pronouncements

     In June 1997, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income ("Statement 130"), which establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Statement 130 is effective for fiscal years beginning after December 15, 1997. Disclosure of total comprehensive income is required in interim period financial statements. Management does not believe that comprehensive income for prior periods will differ significantly from net income in those periods.

     In June, 1997, the FASB issued Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information ("Statement 131"), which is effective for years beginning after December 15, 1997. However, Statement 131 need not be applied to interim financial statements in the initial year of application. Statement 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. Since Statement 131 is effective for financial statements for fiscal years beginning after December 15, 1997, the company will adopt the new requirements retroactively in 1998. Management does not believe that the adoption of statement 131 will have a significant impact on the Company's presentation of financial statements.

     In February 1998, the FASB issued Statement of Financial Accounting Standards No. 132, Employers' Disclosures about Pensions and Other Post-retirement Benefits ("Statement 132"), that revises disclosure requirements of FASB statements No. 87, Employers' Accounting for Pensions, and No. 106, Employers' Accounting for Post-retirement Benefits Other Than Pensions. Statement 132 is effective for fiscal years beginning after December 15, 1997. The Statement does not change the recognition or measurement of pension or post-retirement benefit plans, but standardizes disclosure requirements for pensions and other post-retirement benefits, eliminates certain disclosures and requires additional information. Management does not anticipate that the adoption of Statement 132 will have a material impact on its financial position or the results of its operations.

     In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and for Hedging Activities ("Statement 133"). Statement 133 is effective for years beginning after June 15, 1999. Statement 133 provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. Management does not anticipate that the adoption of Statement 133 will have a material impact on its financial position or the results of its operations.